UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): December 30, 2015

First Capital Bancorp, Inc.

(Exact name of registrant as specified in its charter)

Virginia	001-33543	11-3782033
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

4222 Cox Road, Glen Allen, Virginia	23060
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (804) 273-1160

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.07.	Submission of Matters to a Vote of Security Holders.

On December 30, 2015, First Capital Bancorp, Inc. (the “Company”) held a special meeting of its shareholders in Glen Allen, Virginia. At the special meeting, the Company’s shareholders were asked to consider and vote upon: (i) the approval and adoption of the Agreement and Plan of Merger, dated as of September 30, 2015, by and between Park Sterling Corporation (“Park Sterling”) and the Company (the “Merger Agreement”), pursuant to which the Company will merge (the “Merger”) with and into Park Sterling Corporation (the “Merger Agreement Proposal”); (ii) the approval, on a non-binding advisory basis, of certain “golden parachute” compensation payable under existing agreements to certain officers of the Company in connection with the Merger (the “Compensation Proposal”), and (iii) the approval of a proposal to adjourn or postpone the special meeting, if necessary or appropriate, including to solicit additional proxies in favor of approving the Merger Agreement Proposal (the “Adjournment Proposal”).

The Merger Agreement Proposal was approved by the holders of a majority of the shares of the Company’s common stock outstanding and entitled to vote at the special meeting. The results of the voting on the Merger Agreement Proposal are set forth below:

For	Against	Abstain	Broker Non-Vote
10,246,901	16,075	7,862	0

The Compensation Proposal was approved by the holders of a majority of the shares of the Company’s common stock voted thereon at the special meeting (without regard to proxies marked “Abstain”). The results of the voting on the Compensation Proposal are set forth below:

For	Against	Abstain	Broker Non-Vote
9,284,277	905,415	81,146	0

The Adjournment Proposal was approved by the holders of a majority of the shares of the Company’s common stock voted thereon at the special meeting (without regard to proxies marked “Abstain”). Given that there were sufficient votes to approve the Merger Agreement Proposal at the special meeting, the Company did not take any action to adjourn or postpone the special meeting. The results of the voting on the Adjournment Proposal are set forth below:

For	Against	Abstain	Broker Non-Vote
10,219,829	40,478	10,531	0

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: December 30, 2015

FIRST CAPITAL BANCORP, INC.

By:	/s/ Robert G. Watts, Jr.
Robert G. Watts, Jr.
President and Acting Chief Executive Officer

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